                                                                     EXHIBIT 2.9


                              AGREEMENT AND PLAN OF

                            MERGER AND REORGANIZATION

                                   dated as of

                                  July 13, 2001

                                  by and among

                                 NEXPRISE, INC.,

                               VENTRO CORPORATION,

                              NEPTUNE MERGER CORP.,

                                   RAM SRIRAM

                          AS STOCKHOLDER REPRESENTATIVE

                                       AND

                      U.S. BANK TRUST, NATIONAL ASSOCIATION

                                 AS ESCROW AGENT

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                    ARTICLE 1
                                   DEFINITIONS

SECTION 1.01.  Definitions ...............................................

                                    ARTICLE 2
                                   THE MERGER

SECTION 2.01.  The Merger ................................................
SECTION 2.02.  Merger Consideration ......................................
SECTION 2.03.  Conversion of Shares ......................................
SECTION 2.04.  Dissenting Shares .........................................
SECTION 2.05.  Surrender and Payment .....................................
SECTION 2.06.  Stock Options .............................................
SECTION 2.07.  Warrants; Limitation on Issuance of Parent Stock ..........
SECTION 2.08.  Fractional Shares .........................................
SECTION 2.09.  Dissenting Shares after Payment of Fair Value .............
SECTION 2.10.  Withholding Rights ........................................
SECTION 2.11.  Lost Certificates .........................................

                                    ARTICLE 3
                            THE SURVIVING CORPORATION

SECTION 3.01.  Certificate of Incorporation ..............................
SECTION 3.02.  Bylaws ....................................................
SECTION 3.03.  Directors and Officers ....................................

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.01.  Corporate Existence and Power .............................
SECTION 4.02.  Corporate Authorization ...................................
SECTION 4.03.  Governmental Authorization ................................
SECTION 4.04.  Noncontravention ..........................................
SECTION 4.05.  Capitalization ............................................
SECTION 4.06.  Subsidiaries ..............................................
SECTION 4.07.  Financial Statements ......................................
SECTION 4.08.  Absence of Certain Changes ................................
SECTION 4.09.  No Undisclosed Material Liabilities .......................

                                                                            PAGE
                                                                            ----
SECTION 4.10.  Material Contracts ........................................
SECTION 4.11.  Litigation ................................................
SECTION 4.12.  Compliance with Laws and Court Orders .....................
SECTION 4.13.  Title of Properties; Absence of Liens and Encumbrances;
               Condition of Equipment ....................................
SECTION 4.14.  Products ..................................................
SECTION 4.15.  Intellectual Property .....................................
SECTION 4.16.  Insurance Coverage ........................................
SECTION 4.17.  Licenses and Permits ......................................
SECTION 4.18.  Selling Documents .........................................
SECTION 4.19.  Finders' Fees .............................................
SECTION 4.20.  Employees .................................................
SECTION 4.21.  Labor Matters .............................................
SECTION 4.22.  Employee Benefit Plans ....................................
SECTION 4.23.  Environmental Matters .....................................
SECTION 4.24.  Taxes .....................................................
SECTION 4.25.  Accounts Receivable .......................................

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARENT

SECTION 5.01.  Corporate Existence and Power .............................
SECTION 5.02.  Corporate Authorization ...................................
SECTION 5.03.  Governmental Authorization ................................
SECTION 5.04.  Non-contravention .........................................
SECTION 5.05.  SEC Filings ...............................................
SECTION 5.06.  Litigation ................................................
SECTION 5.07.  Finders' Fees .............................................
SECTION 5.08.  Financial Statements ......................................
SECTION 5.09.  Parent Stock ..............................................

                                    ARTICLE 6
                     COVENANTS OF THE PARENT AND THE COMPANY

SECTION 6.01.  Conduct of the Company ....................................
SECTION 6.02.  Stockholder Meeting; Proxy Material .......................
SECTION 6.03.  No Solicitation ...........................................
SECTION 6.04.  Break-up Fee ..............................................
SECTION 6.05.  Access to Information; Confidentiality ....................
SECTION 6.06.  Public Disclosure .........................................
SECTION 6.07.  Consents ..................................................
SECTION 6.08.  Reasonable Efforts ........................................

                                                                            PAGE
                                                                            ----
SECTION 6.09.  Notification of Certain Matters ...........................
SECTION 6.10.  Regulatory Filings ........................................
SECTION 6.11.  Additional Documents and Further Assurances ...............
SECTION 6.12.  Stock Options; Certain Shares .............................
SECTION 6.13.  Registered Offering .......................................
SECTION 6.14.  Further Assurances ........................................
SECTION 6.15.  Tax Matters ...............................................
SECTION 6.16.  Indemnification ...........................................
SECTION 6.17.  Employee Benefits .........................................
SECTION 6.18.  Excise Tax Matters ........................................
SECTION 6.19.  Operating Expenses ........................................
SECTION 6.20.  Information and Computer Systems ..........................

                                    ARTICLE 7
                            CONDITIONS TO THE MERGER

SECTION 7.01.  Conditions to Obligations of Each Party ...................
SECTION 7.02.  Conditions to the Obligations of Parent and Merger
               Subsidiary ................................................
SECTION 7.03.  Conditions to the Obligations of the Company ..............

                                    ARTICLE 8
          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

SECTION 8.01.  Survival of Representations and Warranties ................
SECTION 8.02.  Indemnification; Escrow Arrangements ......................
SECTION 8.03.  Stockholder Representative ................................

                                    ARTICLE 9
                                   TERMINATION

SECTION 9.01.  Termination ...............................................
SECTION 9.02.  Effect of Termination .....................................

                                   ARTICLE 10
                                  MISCELLANEOUS

SECTION 10.01.  Notices ..................................................
SECTION 10.02.  Amendments; No Waivers ...................................
SECTION 10.03.  Expenses .................................................
SECTION 10.04.  Successors and Assigns ...................................
SECTION 10.05.  Governing Law ............................................

                                                                            PAGE
                                                                            ----
SECTION 10.06.  Jurisdiction .............................................
SECTION 10.07.  WAIVER OF JURY TRIAL .....................................
SECTION 10.08.  Counterparts; Third Party Beneficiaries ..................
SECTION 10.09.  Entire Agreement .........................................
SECTION 10.10.  Captions .................................................

                          AGREEMENT AND PLAN OF MERGER
                               AND REORGANIZATION


        This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the "Agreement") is made and entered into as of July 13, 2001 by and among Nexprise, Inc., a Delaware corporation (the "Company"), Ventro Corporation, a Delaware corporation ("Parent"), Neptune Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Subsidiary"), Ram Sriram as Stockholder Representative and U.S. Bank Trust, National Association as Escrow Agent.

                              W I T N E S S E T H :

        WHEREAS, the Boards of Directors of each of the Company, Parent and Merger Subsidiary believe it is in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger of Merger Subsidiary with and into the Company (the "Merger"), have determined that this Agreement is advisable, and, in furtherance thereof, have approved this Agreement and the Merger, and the Company's Board of Directors shall recommend that its Shareholders approve this Agreement and Merger.

        WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's and Merger Subsidiary's willingness to enter into this Agreement, each officer and director of the Company, and any of their Affiliates (as defined herein) that are beneficial owners of any Company Capital Stock (as defined herein), are entering into a Voting Agreement in the form attached hereto as Exhibit A (the "Voting Agreements").

        WHEREAS, the Company, on the one hand, and Parent and Merger Subsidiary, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

        WHEREAS, a portion of the Merger Consideration (as defined herein) shall be placed in escrow by Parent for purposes of satisfying damages, losses, expenses, breaches or unknown liabilities and other similar charges which may result from breaches of the representations, warranties and covenants of the Company contained herein.

        WHEREAS, this Agreement contemplates that prior to the Effective Time (as defined herein), all outstanding shares of Company Preferred Stock (as defined herein) shall have been converted into shares of Company Common Stock (as defined herein).

        WHEREAS, this Agreement contemplates that prior to the Effective Time all warrants to acquire Company Common Stock shall have been exercised for Company Common Stock, expired or cancelled without consideration except for the Covisint Warrant (as defined herein).

        NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

        SECTION 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

        "Acquisition Proposal" means any proposal or offer relating to (i) any merger, consolidation, sale or license of substantial assets or similar transactions involving the Company (other than sales or licenses of assets or inventory in the ordinary course of business or as permitted by this Agreement) or (ii) sales by the Company of any Company Capital Stock.

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

        "Average Price" means the per share price of the Parent Stock that equals the average of the closing prices for the Parent Stock, as reported on the Nasdaq National Market, for the 3 consecutive trading days ending on and including the second trading day immediately prior to the Closing Date.

        "Business Day" means a day, other than Saturday, Sunday or other day on which commercial banks in San Francisco, California are authorized or required by law to close.

        "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company Capital Stock" means the Company Common Stock and the Company Preferred Stock.

        "Company Common Stock" means the common stock, $.001 par value, of the Company.

        "Company Preferred Stock" means the Series A Preferred Stock, $.001 par value, and the Series B Preferred Stock, $.001 par value, of the Company.

        "Covisint" means Covisint, LLC.

        "Covisint Warrant" means the Amended and Restated Common Stock Purchase Warrant issued to Covisint by the Company dated April 24, 2001.

        "Delaware Law" means the General Corporation Law of the State of
Delaware.

        "Environmental Laws" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, whether now or hereafter in effect, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

        "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company as currently conducted.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

        "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

        "Escrow Amount" means $1,500,000.

        "Exchange Ratio" shall be 1:0.8 (representing that each right to acquire Company Common Stock shall be exchanged for a similar right to acquire 0.8 shares of Parent Common Stock).

        "Federal Tax" means any Tax imposed under the Code.

        "Hazardous Substances" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

        "Knowledge" of any Person that is not an individual means the knowledge of such Person's officers and directors after reasonable inquiry.

        "License Fee Make Whole" means the aggregate of any fees, payments or good faith estimates of such fees and payments that Parent makes, or will be required to make, in order to obtain licenses from Oracle Corporation and Hummingbird (each as set forth on Schedule 6.07) (a "Critical Third Party"), for which Company is unable to obtain the necessary consent to assignment from such entities. Regardless of whether Parent waives any such consent as a condition to Closing, the License Fee Make Whole shall include (i) the amount of any additional payments or commitments to a Critical Third Party which may be required in order to receive any necessary consents to assignment and (ii) the cost to replace any such good, software or service if Company is unable to obtain a consent to assignment, provided, however, that the License Fee Make Whole shall only cover such replacement costs to the extent necessary to obtain a substantially similar replacement for such good, software or service. Notwithstanding the above, License Fee Make Whole shall not include fees, payments or commitments which are incurred for inability to obtain such consents primarily due to actions of or the identity of Parent, if, and only if, these reasons are set forth in written correspondence by an authorized representative of such Third Party to Parent, and such correspondence is received by the Closing Date.

        "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

        "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, other than any change or effect resulting from any termination of a customer or supplier relationship that is directly attributable to the announcement of the Merger or the transactions contemplated in connection therewith.

        "Merger Consideration" means twenty million, two hundred and fifty thousand dollars ($20,250,000), which shall be paid in accordance with Section
2.02 and 8.02 of this Agreement.

        "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Parent Stock" means the common stock, $0.0002 par value, of Parent.

        "Parent 10-K" means Parent's annual report on Form 10-K for the fiscal year ended December 31, 2000.

        "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Post-Closing Tax Period" means any Tax period beginning after the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.

        "Pre-Closing Tax Period" means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

        "Schedule A Deductions" means the commitments and liabilities of the Company set forth on Schedule A hereto (in an amount equal to the outstanding balance of such commitments and liabilities at the date hereof) that will be paid or assumed by the Parent at or following the Effective Time and deducted from the amount available to the holders of Company Common Stock pursuant to
Section 2.02 hereof.

        "SEC" means the Securities and Exchange Commission.

        "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

        "Tax" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement).

        "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

        "Tax Sharing Agreements" means all existing agreements or arrangements (whether or not written) binding the Company that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any person's Tax liability.

        "Third Party" means any Person as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

        "Ventro Note" means the Promissory Note dated June 29, 2001 pursuant to which Parent originally loaned the Company $500,000, as such principal amount may be increased, from time to time, pursuant to Section 6.19 below.

        Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

        (a) Each of the following terms is defined in the Section set forth opposite such term:

Term                                                                     Section
Certificates                                                                2.05
Closing                                                                     2.01
Closing Date                                                                2.01
Company Balance Sheet                                                       4.07
Company Balance Sheet Date                                                  4.07
Company Disclosure Schedule                                                    4
Company Indemnified Parties                                                 6.16
Company Securities                                                          4.05
Company Stock Option                                                        2.06
Company Stockholder Meeting, Preferred Stock Conversion, Proxy
  Materials, Consent Solicitation Materials                                 6.02
Continuing Employee                                                         6.17
Dissenting Shares                                                           2.04
Effective Time                                                              2.01
Employee Plans                                                              4.22
End Date                                                                    9.01
Escrow Fund, Indemnified Parties, Loss, Basket Amount, Escrow Period,
 Officers' Certificate, Indemnified Party, Net Recoveries                   8.02
Exchange Agent                                                              2.05
Expiration Date                                                             8.01
HSR Act                                                                     6.10

Intellectual Property, Patents, Copyrights, Maskworks, Trademarks,
  Company Intellectual Property, Registered Intellectual Property,
  Company Registered Intellectual Property, PTO, Company Owned
  Intellectual Property, Development Plans, Employee Agreements             4.16

IT Escrow                                                                Sch. B.
Multiemployer Plan                                                          4.22
Option Plan                                                                 4.05
Parent SEC Documents                                                        5.05
Permits                                                                     4.17
Private Placement                                                           6.13
Returns                                                                     4.24
Schedule                                                                       4
Stockholder                                                                 2.04
Stockholder Representative                                                  8.03

Term                                                                     Section
Surviving Corporation                                                       2.01
Warrant                                                                     2.07


                                    ARTICLE 2
                                   THE MERGER

        SECTION 2.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

        (b) The closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than two (2) Business Days after the last to occur of the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, at the offices of Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, California, unless another place or time is agreed to in writing by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of Delaware Law (with the time of acceptance by the Secretary of State of the State of Delaware being referred to herein as the "Effective Time").

        (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

        SECTION 2.02. Merger Consideration. (a) At the Effective Time, subject to Section 2.02(b), each vested or unrestricted share of Company Common Stock outstanding immediately prior to the Effective Time (other than any Dissenting Shares) (assuming consummation of the transaction contemplated hereby) shall be converted into the right to receive an amount in cash per share equal to the result obtained from the following formula:

                    Per Share Amount = (MC - VN - S - L)/CCS

where MC is the Merger Consideration; VN is the outstanding principal amount of the Ventro Note plus accrued and unpaid interest through the Effective Time; S is the Schedule A Deductions; L is the License Fee Make Whole (if any at that time) and CCS is the aggregate number of shares of Company Common Stock outstanding at the Closing, after the conversion of all outstanding shares of Company Preferred Stock and the conversion, expiration or cancellation of all outstanding warrants to acquire Company Common Stock in accordance with the terms of this Agreement, with the exception of the Covisint Warrant, which, if exercised shall be addressed and satisfied pursuant to Section 2.02(b) or
Section 2.07 below (as of July 11, 2001, CCS is equal to 19,923,268, (i) assuming conversion of all outstanding Company Preferred Stock to Company Common Stock, (ii) exercise of all outstanding in the money warrants to acquire Company Common Stock, with the exception of the Covisint Warrant, (iii) the cancellation of the bridge warrants held by certain preferred stock holders and (iv) the cancellation of shares contemplated by Section 6.12(b) hereby. The amount paid pursuant to this Section or Section 2.02(b) at the Effective Time shall be reduced by the Escrow Amount pursuant to Section 8.02 of this Agreement.

        (b) In the event that the Covisint Warrant shall not have been amended in accordance with Sections 2.07 and 6.07 prior to the Closing, and Covisint shall have delivered an Article 14 Affirmation Notice pursuant to Section 4.1 of the Covisint Warrant, and Covisint chooses to exercise the Covisint Warrant in its entirety (all 3,000,000 shares of Company Common Stock), then the Covisint Warrant shall be exercised for shares of Company Common Stock and converted into the right to receive the payment set forth in Section 2.02(a). In such event, prior to the Effective Time, Parent shall increase the Merger Consideration by $600,000. Following any increase in the Merger Consideration pursuant to this
Section 2.02(b), the amount due holders of Company Common Stock pursuant to
Section 2.02(a) shall be calculated as described therein, except that "MC" shall be increased as provided in this Section 2.02(b) and "CCS" shall be increased by the number of shares of Company Common Stock issued in respect of the Covisint Warrant.

        SECTION 2.03. Conversion of Shares. At the Effective Time, each share of common stock of the Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

        SECTION 2.04. Dissenting Shares.

        (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time that are held by a Company stockholder (each, a "Stockholder"; collectively, the "Stockholders") who has exercised and perfected appraisal rights for such shares in accordance with Section 262 of Delaware Law or any other applicable law or who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the amount due such Stockholder pursuant to Section 2.02, but the holder thereof shall only be entitled to such rights as are granted by such applicable law.

        (b) Notwithstanding the provisions of subsection(a) of this Section 2.04, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her appraisal rights, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the amount to which such Stockholder would otherwise be entitled under Section 2.02 upon surrender of the certificate representing such shares.

        (c) The Company shall give Parent prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of applicable law and the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. To the extent that Parent or the Company makes any payment or payments in respect of any Dissenting Shares, Parent shall be entitled to recover under the terms of
Section 8.02(a) hereof the aggregate amount by which such payment or payments exceed the aggregate consideration that otherwise would have been payable in respect of such shares pursuant to Section 2.02. The amount of any such recovery shall be deemed a "Loss" for purposes of Article 8 (except that such amount shall be recoverable from the first dollar and shall not be required to exceed the Basket Amount nor shall it be included in calculating whether the Basket Amount has been exceeded) and shall be subject to all the terms and conditions of Article 8 hereof.

        SECTION 2.05. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing shares of Company Common Stock (the "Certificates") for the Merger Consideration. Parent shall enter into a customary agreement with the Exchange Agent providing for the prompt mailing of letters of transmittal and other required documents to holders of Company Common Stock such that Stockholders are able to receive payments under Section 2.02 within 30 days following the Closing. Parent will make available to the Exchange Agent, as needed, the amounts to be paid in respect of the shares of Company Common Stock pursuant to Section 2.02 above. Notwithstanding the foregoing, pursuant to
Section 8.02 hereof, Parent shall withhold and not issue to the Stockholders the Escrow Amount but shall instead deposit such Escrow Amount into an escrow account with the Escrow Agent on behalf of the Stockholders.

        (b) If any portion of the Merger Consideration is to be issued to a Person other than the Person in whose name the Certificate is registered on the books of the Company, it shall be a condition to such issuance that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

        (c) After the Effective Time, there shall be no further registration of or transfers of shares of Company Common Stock.

        SECTION 2.06. Stock Options. (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock under any employee stock option plan or arrangement of the Company (each, a "Company Stock Option" and collectively, the "Company Stock Options") shall be assumed by Parent subject to the terms of such options in accordance with Section 6.12 hereof and this
Section 2.06. Each Company Stock Option so assumed by Parent at the Effective Time will continue to have, and be subject to, the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time (including, without limitation, any vesting or similar provisions), except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Stock, and (ii) the per share exercise price for the shares of Parent Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest cent.

        (b) Parent shall take such actions as are necessary for the assumption of each Company Stock Option pursuant to this Section 2.06, including the reservation of Parent Stock, as is necessary to effectuate the transactions contemplated by this Section 2.06. Promptly (and in any event no later than 10 Business Days) following the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 or other appropriate form with respect to the shares of Parent Stock subject to the Company Stock Options and shall use all reasonable efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement covering such Company Stock Options (and to maintain the current status of the prospectus contained therein) for so long as such Company Stock Options remain outstanding.

        SECTION 2.07. Warrants; Limitation on Issuance of Parent Stock.

        (a) Each outstanding warrant to acquire shares of Company Capital Stock (each, a "Warrant" and collectively, the "Warrants"), except for the Covisint Warrant, shall be exercised for shares of Company Common Stock or canceled without consideration immediately prior to the Closing. If Covisint shall not have delivered an Article 14 Affirmation Notice pursuant to Section 4.1 of the Covisint Warrant and such warrant shall have been amended so that it is mandatorily exercisable for Parent Stock one Business Day following the Effective Time, then Parent shall assume the obligation subject to the same terms and conditions as were applicable under such Covisint Warrant immediately prior to the Effective Time (including, without limitation, any vesting or similar provisions), except that (i) the Covisint Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Covisint Warrant immediately prior the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Stock, and (ii) the per share exercise price for the shares of Parent Stock issuable upon exercise of such assumed Covisint Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Covisint Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest cent.

        (b) In no event shall Parent be required to issue or reserve for issuance more than 9,000,000 shares of Parent Stock to satisfy its obligations in connection with this Agreement. In the event that a greater number of shares of Parent Stock is determined to be issuable under such provisions, then the number of shares of Parent Stock issuable pursuant to Section 2.07(a) shall be reduced such that the total number of shares issuable pursuant to this Agreement shall be 9,000,000 and, in lieu of shares otherwise issuable pursuant to Section 2.07(a), Parent shall make a cash payment to Covisint equal to the number of shares by which the obligation under Section 2.07(a) was reduced multiplied by the Average Price. Such payment, together with the issuance of shares under Section 2.07(a), shall be deemed to satisfy in full the obligations of Parent and Company under the Covisint Warrant and this Agreement.

        SECTION 2.08. Fractional Shares. No fractional shares of Parent Stock shall be issued in the Merger. All fractional shares of Parent Stock that a holder of shares of Company Securities would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the Average Price by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled.

        SECTION 2.09. Dissenting Shares after Payment of Fair Value. After payments of fair value in respect of Dissenting Shares have been made to dissenting stockholders pursuant to Delaware Law or any other applicable law, such Dissenting Shares shall be canceled.

        SECTION 2.10. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

        SECTION 2.11. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and the agreement to indemnify Parent for any losses relating to the lost certificate by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article.

                                    ARTICLE 3
                            THE SURVIVING CORPORATION

        SECTION 3.01. Certificate of Incorporation. The certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

        SECTION 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

        SECTION 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Parent that each of the statements contained in this Article 4 are true and complete, except as otherwise provided herein and except as specifically disclosed in the schedules attached hereto (each, a "Schedule" and together, the "Company Disclosure Schedule"). Each exception set forth in the Company Disclosure Schedule and each other reference to this Agreement set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement.

        SECTION 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The Company has heretofore delivered to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

        SECTION 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby are within the Company's corporate powers and have been duly authorized by all necessary corporate action on the part of the Company, other than approval and adoption of this Agreement and the Merger by the Stockholders. The affirmative vote of the holders of (i) not less than a majority of the outstanding shares of Company Preferred Stock, voting as a class, and (ii) not less than a majority of the outstanding shares of Company Common Stock and Company Preferred Stock voting together as a single class, with each outstanding share of Company Preferred Stock having one vote, are the only votes of the holders of any of the Company Capital Stock necessary in connection with the consummation of the Merger. This Agreement constitutes a valid and binding agreement of the Company and the Voting Agreements constitute a valid and binding agreement of each signatory thereto.

        (b) At a meeting duly called and held, the Company's Board of Directors has (i) unanimously determined that this Agreement is advisable, and that the Merger is fair to and in the best interests of the Stockholders and (ii) unanimously approved and adopted this Agreement and the Merger.

        SECTION 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency or official other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable securities laws, whether state or foreign and (iii) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or to impair the ability of the Company to consummate the transactions contemplated by this Agreement.

        SECTION 4.04. Noncontravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under any provision of any agreement or other instrument binding upon the Company or (iv) result in the creation or imposition of any Lien on any asset of the Company. The Company is free of any restriction based on any exclusivity letters or right of first refusal or similar type of commitment and is free to enter into this Agreement and to perform its obligations hereunder.

        SECTION 4.05. Capitalization. (a) The authorized capital stock of the Company consists of (i) 32,100,000 shares of authorized Common Stock, $.001 par value, of which 6,952,597 shares are issued and outstanding as the date of this Agreement and (ii) 14,962,188 shares of authorized Preferred Stock, $.001 par value, of which 6,172,086 shares are designated Series A Preferred Stock, all of which are issued and outstanding, and 8,790,102 shares are designated Series B Preferred Stock, of which 7,253,585 are issued and outstanding. There are outstanding warrants to purchase shares of Company Common Stock in an amount as set forth in Schedule 4.05. As of the date hereof, each share of Company Preferred Stock is convertible into one share of Company Common Stock and neither the execution and delivery of this Agreement by the Company nor the consummation of any of the transactions contemplated hereby will require any adjustment to such conversion ratio. The Company Capital Stock and Warrants are, as of the date of this Agreement, held by the persons with the domicile addresses and in the amounts set forth in Schedule 4.05. All outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the certificate of incorporation or bylaws of the Company, or any agreement to which the Company is a party or by which it is bound and have been issued in compliance with federal and state securities laws. The Warrants were duly and validly issued and were issued in compliance with federal and state securities law, the Company Capital Stock issuable upon exercise of the Warrants has been duly reserved and, upon exercise, would be validly issued, fully paid and non-assessable. There are no declared or accrued unpaid dividends with respect to any shares of the Company Common Stock or the Company Preferred Stock. The Company has no other capital stock authorized, issued or outstanding.

        (b) The Company has reserved 4,755,545 shares of Company Common Stock for issuance to employees and consultants pursuant to the 1997 Stock Plan (the "Option Plan"), of which 2,423,875 shares are outstanding pursuant to option exercises through the date hereof, 1,350,703 shares are exercised and subject to repurchase, 1,904,092 shares are subject to outstanding unexercised options as of the date hereof and 427,578 shares remain available for future grant as of the date hereof. Schedule 4.05(b) sets forth for each Company Stock Option outstanding, the name of the holder of such option, the domicile address of such holder, the vesting commencement date and number of shares of Company Common Stock subject to such option, the exercise price of such option and the vesting schedule for such option, including the extent vested to date and whether the exercisability of such option will be accelerated and become exercisable by the transactions contemplated by this Agreement. Except for the Company Stock Options and the Warrants outstanding as of the date hereof, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any securities of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth on Schedule 4.05(b), no outstanding Company Capital Stock is subject to vesting. Schedule 4.05(b) sets forth as of the date hereof the name of the holder of any Company Common Stock subject to vesting or to a right of repurchase in favor of the Company, the number of shares of Company Common Stock subject to vesting or repurchase and the vesting schedule for such Company Common Stock, including the extent vested to date and whether the vesting or lapse of such repurchase right of such shares of Company Common Stock will be accelerated by the transactions contemplated by this Agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of its securities. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any other matters involving any securities of the Company, other than the Voting Agreements.

        (c) Except as set forth in this Section 4.05, there are no outstanding
(i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses(i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the Company Securities.

        SECTION 4.06. Subsidiaries. The Company has no Subsidiaries and has never had any Subsidiaries at any time since inception.

        SECTION 4.07. Financial Statements. The Company has previously delivered to Parent (a) the Company's unaudited balance sheet as of May 31, 2001 and the unaudited statements of income and cash flows for the eight-month period then ended and (b) the Company's audited balance sheets (the "Company Balance Sheet") for the three years ended September 30, 2000 (the "Company Balance Sheet Date") and the audited statements of income, cash flows and stockholders' equity for each of the three years then ended, together with the related opinion of Deloitte & Touche LLP, independent certified accountants.

        These financial statements (i) are in accordance with the books and records of the Company, (ii) present fairly the financial condition of the Company at the dates therein specified and the results of its operations for the periods therein specified and (iii) have been prepared in accordance with generally accepted accounting principles, consistently applied.

        SECTION 4.08. Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company has been conducted in the ordinary course consistent with past practices and, except as reflected in the financial statements delivered pursuant to Section 4.07(a) or as set forth on Schedule 4.08, there has not been:

                (a) any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

                (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of the Company Capital Stock, or any repurchase, redemption or other acquisition by the Company of any outstanding shares of the Company Capital Stock or the Company Securities;

                (c) any amendment of any material term of any outstanding Company Securities;

                (d) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money;

                (e) any creation or other incurrence by the Company of any Lien on any asset other than in the ordinary course of business consistent with past practices;

                (f) any making of any loan, advance or capital contributions to or investment in any Person;

                (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company in excess of $10,000;

                (h) any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, in either case, material to the Company, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

                (i) any change in any method of accounting or accounting practice by the Company;

                (j) any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of the Company (or any amendment to any such existing agreement), (ii) grant of any commissions or bonus plans to any director, officer or employee of the company, (iii) grant of any severance or termination pay to any director, officer or employee of the Company, or (iv) change in compensation or other benefits payable to any director, officer or employee of the Company pursuant to any severance or retirement plans or policies thereof;

                (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, which employees were not subject to a collective bargaining agreement at the Company Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company;

                (l) any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment exceeding $10,000 individually or $50,000 in the aggregate;

                (m) any Tax election changed, any annual Tax accounting period changed, any method of Tax accounting changed, any amended Tax Returns or claims for Tax refunds filed, any closing agreement entered into, any Tax claim, audit or assessment settled, or any right to claim a Tax refund, offset or other reduction in Tax liability surrendered;

                (n) any material change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by licensors to the Company; or

                (o) any agreement by the Company or any officer or employee thereof in their capacities as such to do any of the things described in the preceding clauses (a) through (m) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

        SECTION 4.09. No Undisclosed Material Liabilities. There are no liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

                (a) liabilities provided for in the financial statements delivered pursuant to Section 4.07;

                (b) liabilities disclosed on Schedule 4.09; and

                (c) other undisclosed liabilities which, individually or in the aggregate, are not material to the Company.

        SECTION 4.10. Material Contracts. (a) Except as disclosed in Schedule 4.10, the Company is neither a party to nor bound by:

                (i) any lease (whether of real or personal property) in excess of $10,000 individually, or $25,000 in the aggregate;

                (ii) any agreement for the purchase of materials or equipment providing for payments by the Company of $50,000 or more individually or $100,000 in the aggregate or any agreement for the purchase of supplies, goods, services, or other assets providing for payments by the Company of $10,000 or more individually or $20,000 in the aggregate;

                (iii) any license, sales, distribution or other similar agreement providing for the license or sale by the Company of software, materials, supplies, goods, services, equipment or other assets that provides payments to the Company of $10,000 or more (other than end user licenses entered into in the ordinary course of business consistent with past practices);

                (iv) any partnership, joint venture or other similar agreement or arrangement;

                (v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

                (vi) any agreement relating to: (A) indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), (B) obligations evidenced by bonds, debentures, notes or other similar instruments, (C) obligations under any Leases in excess of $10,000 individually, or $25,000 in the aggregate, (D) all non-contingent obligations to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (E) debt secured by a Lien on any asset of such Person, whether or not such debt is otherwise an obligation of such Person, and (F) guarantees of debt;

                (vii) any option, license, franchise or similar agreement (other than end user licenses entered into in the ordinary course of business consistent with past practices);

                (viii) any agency, dealer, sales representative, marketing or other similar agreement;

                (ix) any agreement that limits the freedom of the Company to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company after the Closing Date;

                (x) any agreement with (A) any of its Affiliates, (B) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of the Company or any of its Affiliates, or (C) any director or officer of the Company or any of its Affiliates or any "associates" or members of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer; or

                (xi) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company.

        (b) Each agreement, contract, plan, lease, arrangement or commitment disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section is a valid and binding agreement of the Company, and is in full force and effect, and none of the Company or, to the knowledge of the Company, any other party thereto, is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. True and complete copies of each such agreement, contract, plan, lease, arrangement or commitment have been delivered to Parent.

        SECTION 4.11. Litigation. There is no action, suit, investigation or proceeding (or to the Company's Knowledge any basis therefor) pending against, or to the knowledge of the Company, threatened against or affecting, the Company or any of its respective properties before any court or arbitrator or any governmental body, agency or official, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

        SECTION 4.12. Compliance with Laws and Court Orders. The Company is not in violation of, and has not since its inception violated, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree.

        SECTION 4.13. Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

        (a) The Company does not own any real property and has never owned any real property. Schedule 4.13 sets forth a list of all real property currently leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease, the term and renewal provisions of such lease the right to terminate the lease prior to the end of the term, the right to transfer the lease, and the right to sublease. All such leases are in full force and effect and enforceable by the Company, and there is not, under any of such leases, any existing default by the Company or, to the Knowledge of the Company, by the other party thereto or event of default (or event which with notice or lapse of time, or both, would constitute such a default).

        (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Company Balance Sheet and except for Liens for Taxes not yet due and payable, municipal and zoning ordinances, easements for public utilities and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

        SECTION 4.14. Products. Each of the products produced, licensed, hosted, subscribed or sold by the Company is, and at all times up to and including the sale thereof has been, (i) in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations and (ii) fit for the purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made in any agreement, task order, container or label for such product or in connection with its sale. To the Company's Knowledge, there is no design defect with respect to any of such products. Each of such products contains adequate warnings, if any, and/or limitations presented in a reasonably prominent manner, in accordance with applicable laws, rules and regulations and current industry practice with respect to its contents and use.

        SECTION 4.15. Intellectual Property.

        (a) For the purposes of this Agreement, the following terms have the following definitions:

                (i) "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith:
        (A) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("Patents"); (B) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, and rights in technology, technical data and customer lists, and all documentation relating to any of the foregoing; (C) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world ("Copyrights"); (D) all rights to all mask works and reticles, mask work registrations and applications therefor ("Maskworks"); (E) all industrial designs and any registrations and applications therefor throughout the world; (F) all trade names, logos, common law trademarks, service marks and domain names, trademark, service mark and domain names registrations and applications therefor and all goodwill associated therewith throughout the world ("Trademarks"); (G) all rights in databases and data collections and all rights therein throughout the world; (H) all rights in computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names;
        (I) any similar, corresponding or equivalent rights to any of the foregoing; and (J) all rights in documentation related to any of the foregoing.

                (ii) "Company Intellectual Property" shall mean any Intellectual Property that is owned by or licensed to the Company. Without in any way limiting the generality of the foregoing, Company Intellectual Property includes all Intellectual Property related to the Company's products, including without limitation all rights in any code, documentation or background information in connection with all current products and products in design and development.

                (iii) "Registered Intellectual Property" shall mean all United States, international and foreign: (A) patents, patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (C) registered copyrights and applications for copyright registration; (D) any mask work registrations and applications to register mask works; and
        (E) any other Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

        (b) Schedule 4.15 lists all Registered Intellectual Property owned by, or filed in the name of, the Company (the "Company Registered Intellectual Property") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

        (c) Each item of Company Intellectual Property that is owned or controlled by the Company ("Company Owned Intellectual Property"), including all Company Registered Intellectual Property listed in Schedule 4.15 and all of Company's rights in Company Intellectual Property licensed to the Company, is held by the Company free and clear of any Liens, other than (i) Liens for Taxes not yet due and payable, (ii) Liens which do not materially detract from the value, or materially interfere with the present use, of the Company Intellectual Property, and (iii) non-exclusive license rights of third parties who have been granted such rights pursuant to agreements with the Company as listed on
Schedule 4.15. The Company (i) is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of the Company, including the sale of any products or technology or the provision of any services by the Company, and (ii) owns exclusively and has good title to, all copyrighted works that are Company products and that were developed by or specifically on behalf of the Company.

        (d) To the extent that any Intellectual Property has been developed or created by any person other than the Company for which the Company has, directly or indirectly, paid, the Company has a written agreement with such person with respect thereto and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment.

        (e) The Company has not transferred ownership of or granted any license of or right to use or authorized the retention of any rights to use any Intellectual Property that is or was Company Owned Intellectual Property, to any other person.

        (f) The Company Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of its business: (i) as it currently is conducted; and (ii) except as set forth in Schedule 4.15 and as set forth below, to the Company's Knowledge as it is contemplated to be conducted as reflected in the Company's development plan previously provided to Parent (the "Project Roadmap"). Company shall use its best efforts specify in Schedule 4.15 what new intellectual property would be required for Parent to modify the Company Intellectual Property to complete the releases set forth in the Project Roadmap ("New Intellectual Property").

        (g) Other than "shrink-wrap" and similar (whether or not required to be signed on paper) generally available commercial end-user licenses, the contracts, licenses and agreements listed in Schedule 4.15 include all contracts, licenses and agreements to which the Company is a party with respect to any Intellectual Property. No person who has licensed Intellectual Property to the Company has ownership rights or license rights to improvements made by the Company in such Intellectual Property which has been licensed to the Company.

        (h) The operation of the business of the Company as it currently is conducted or, except for New Intellectual Property, is reasonably contemplated to be conducted as described in the Project Roadmap, including but not limited to the Company's design, development, use, import, manufacture and sale of the products, technology or services of the Company does not infringe or misappropriate the Intellectual Property of any person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have any knowledge of any basis therefor).

        (i) Each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees in connection with such Registered Intellectual Property owned by the Company have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. In each case in which the Company has acquired any exclusive rights in Company Intellectual Property from any person, the Company has obtained a valid and enforceable assignment sufficient to transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Company and, except with respect to copyrights, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant governmental authorities, including the PTO, or its equivalent in any relevant foreign jurisdiction, as the case may be.

        (j) To the Knowledge of the Company, no person is infringing or misappropriating any Company Owned Intellectual Property nor has any allegation of such infringement or misappropriation been made.

        (k) The Company has taken reasonable and customary steps to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and contractor who contributes to the development or support of the Company's Intellectual Property to execute proprietary information, confidentiality and assignment agreements substantially in the form of the Company's standard forms (all of which have been provided to counsel to Parent) ("Employee Agreements"), and no current or former employee of the Company has taken any exception to the assignment provisions of the Employee Agreements.

        (l) No Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or stipulation that (i) with respect to Company Owned Intellectual Property, restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Owned Intellectual Property; or (ii) restricts the use thereof in the manner it is currently used by the Company.

        (m) The Company has not given an indemnity in connection with any Intellectual Property right to any third person.

        (n) The Company has not entered into a contract with General Motors Corporation ("GM") for custom services which transfers ownership of developed Intellectual Property to GM. Additionally, the Company has not performed or committed to perform services for Covisint or a Covisint customer for which ownership of the developed Intellectual Property has transferred or will transfer to Covisint or a Covisint customer (such as GM) for such past services performed or committed to.

        SECTION 4.16. Insurance Coverage. Schedule 4.16 lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company as of the date hereof, including the policy coverage, amounts already paid under each policy, dates of the beginning and end of coverage and the annual premiums of each such policy. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company is otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

        SECTION 4.17. Licenses and Permits. Schedule 4.17 correctly describes each license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company (the "Permits") together with the name of the government agency or entity issuing such Permit. Except as set forth on the Schedule 4.17, (i) the Permits are valid and in full force and effect, (ii) the Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

        SECTION 4.18. Selling Documents. None of the documents or information delivered to Parent by the Company in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading; provided, however, that the foregoing shall only be to the Company's Knowledge with respect to any sales and financial forecasts, business development plans, marketing materials and presentations about future product plans. The financial projections dated as of June 30, 2001 relating to the Company delivered to Parent are made in good faith and are based upon reasonable assumptions, and the Company is not aware of any fact or set of circumstances that would lead it to believe that such projections are incorrect or misleading in any material respect.

        SECTION 4.19. Finders' Fees. Except for Deutsche Bank, Alex. Brown whose fees are set forth as part of the Schedule A Deductions, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

        SECTION 4.20. Employees. Schedule 4.20 sets forth a true and complete list of (a) the names, titles, annual salaries and other compensation of all officers of the Company and all other employees of the Company whose annual base salary exceeds $150,000 and (b) the wage rates for non-salaried employees of the Company (by classification). Except as specified on Schedule 4.20, none of such employees and no other key employee of the Company has indicated to the Company he intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.

        SECTION 4.21. Labor Matters. The Company is in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a Material Adverse Effect. There is no unfair labor practice complaint pending or, to the knowledge of the Company, threatened against the Company before the National Labor Relations Board.

        SECTION 4.22. Employee Benefit Plans. (a) Schedule 4.22 contains a correct and complete list identifying each material "employee benefit plan", as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, commissions, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company, or with respect to which the Company has any material liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished or made known and available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the "Employee Plans."

        (b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains, contributes to, or is obligated to contribute to, or has in the past sponsored, maintained, contributed to, or been obligated to contribute to, any Employee Plan subject to Title IV of ERISA.

        (c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a "Multiemployer Plan").

        (d) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination and/or opinion letter (if applicable), or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked. The Company has made available to Parent copies of the most recent Internal Revenue Service determination and/or opinion letters with respect to each such Employee Plan (if applicable). Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under the Code.

        (e) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, plan or arrangement

(written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

        (f) The Company has no liabilities in respect of post-retirement, including but not limited to, health, medical or life insurance benefits for retired, former or current employees or relatives thereof of the Company except as required to avoid excise tax under Section 4980B of the Code.

        (g) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2000.

        (h) The Company is not a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

        (i) All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

        (j) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.

        (k) No employee, former employee consultant or former consultant of the Company will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.

        SECTION 4.23. Environmental Matters. (a) Except as disclosed on Schedule 4.23,

                (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending, or to the Company's Knowledge, threatened by any governmental entity or other Person with respect to any matters relating to the Company and relating to or arising out of any Environmental Law;

                (ii) there are no liabilities of or relating to the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability;

                (iii) no polychlorinated biphenyls, radioactive material, lead, asbestos-containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present at, on or under any property now or previously owned, leased or operated by the Company;

                (iv) no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any property now or previously owned, leased or operated by the Company;

                (v) no property now or previously owned, leased or operated by the Company or any property to which the Company has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or, to the Company's Knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up; and

                (vi) The Company is in compliance with all Environmental Laws and has obtained and is in compliance with all Environmental Permits; such Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

        (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has Knowledge in relation to the current or prior business of the Company or any property or facility now or previously owned, leased or operated by the Company which has not been delivered to Parent at least ten days prior to the date hereof.

        (c) The Company does not own, lease or operate and has not owned, leased or operated any property or conducted any operations in New Jersey or Connecticut.

        SECTION 4.24. Taxes. (a) Filing and Payment. Except as set forth on
Schedule 4.24, (i) all Tax returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Company (collectively, the "Returns"), have, to the extent required to be filed on or before the date hereof, been properly filed when due in accordance with all applicable laws; (ii) as of the time of filing, the Returns were true and complete in all material respects; and (iii) all Taxes shown as due and payable on the Returns that have been filed have been timely paid, or withheld and remitted to the appropriate Taxing Authority.

        (b) Financial Records. Except as set forth on Schedule 4.24, (i) the charges, accruals and reserves for Taxes with respect to the Company reflected on the books of the Company (excluding any provision for deferred income taxes reflecting differences between the treatment of items for accounting and income tax purposes) are adequate to cover Tax liabilities accruing through the end of the last period for which the Company ordinarily records items on its books;
(ii) since the end of the last period for which the Company ordinarily records items on its books, the Company has not engaged in any transaction, or taken any other action, other than in the ordinary course of business; and (iii) all information set forth in the Company Balance Sheet (including the notes thereto) relating to Tax matters has been prepared in accordance with GAAP, applied on a consistent basis.

        (c) Procedure and Compliance. Except as set forth on Schedule 4.24, (i) all Returns filed with respect to Tax years of the Company through the Tax year ended September 30, 2000 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (ii) the Company has not requested any extension of time within which to file any Return which Return has not yet been filed; (iii) the Company (or any member of any affiliated, consolidated, combined or unitary group of which the Company is or has been a member) has not granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired; (iv) there is no claim, audit, action, suit, proceeding, or investigation now pending or threatened against or with respect to the Company in respect of any Tax or Tax Asset; (v) no adjustment that would increase the Tax liability, or reduce any Tax Asset, of the Company has been made, proposed or threatened by a Taxing Authority during any audit of a Pre-Closing Tax Period which could reasonably be expected to be made, proposed or threatened in an audit of any subsequent Pre-Closing Tax Period or Post-Closing Tax Period; (vi) there are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between the Company and any Taxing Authority; and (vii) during the five-year period ending on the date hereof, the Company has not changed any tax election, changed any annual tax accounting period, or changed any method of tax accounting (to the extent that any such action may materially affect the Company), nor has it filed any amended Return, entered into any closing agreement, settled any Tax claim or assessment, or surrendered any right to claim a Tax refund, offset or other reduction in Tax liability.

        (d) Tax Sharing, Consolidation and Similar Arrangements. Except as set forth on Schedule 4.24, (i) the Company has not been a member of an affiliated, consolidated, combined or unitary group; (ii) the Company is not party to any Tax Sharing Agreement or to any other agreement or arrangement referred to in clause (ii) or (iii) of the definition of "Tax"; (iii) no amount of the type described in clause (ii) or (iii) of the definition of "Tax" is currently payable by the Company, regardless of whether such Tax is imposed on the Company; and (iv) the Company has not entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of the Company affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

        (e) Certain Agreements and Arrangements. Except as set forth on Schedule 4.24, (i) the Company is not a direct or indirect beneficiary of a guarantee of tax benefits or any other arrangement that has the same economic effect (including an indemnity from a seller or lessee of property, or other insurance) with respect to any transaction or tax opinion relating to the Company; (ii) the Company is not a party to any understanding or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code; (iii) during the five- year period ending on the date hereof, the Company was neither a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code; and (iv) the Company has not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code or has been requested to do so in connection with any transaction or proposed transaction.

        (f) Post-Closing Attributes. Except as set forth on Schedule 4.24, (i) the Company will not be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period; and (ii) no Tax Asset of the Company is currently subject to a limitation under Section 382 or Section 383 of the Code.

        (g) Certain Elections. Except as set forth on Schedule 4.24, none of the Company, and any other person on behalf of the Company, has entered into any agreement or consent pursuant to Section 341(f) of the Code.

        (h) Property and Leases. Except as set forth on Schedule 4.24, the Company does not own an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

        (i) Taxing Jurisdictions. Schedule 4.24 contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company.

        SECTION 4.25. Accounts Receivable. Except as listed on Schedule 4.25, the Company has no accounts receivable as of the date hereof. All accounts receivable so listed on Schedule 4.25 were made in the ordinary course of business and are undisputed and collectible in full in accordance with their terms unless otherwise indicated on Schedule 4.25.

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent represents and warrants to the Company as of the date hereof and as of the Closing Date that:

        SECTION 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

        SECTION 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement constitutes a valid and binding agreement of Parent and Merger Subsidiary.

        SECTION 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other securities laws, whether state or foreign and (iii) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

        SECTION 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree,
(iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries.

        SECTION 5.05. SEC Filings. (a) Parent has delivered or made available to the Company all of its reports, statements, schedules and registration statements filed with the SEC under the 1934 Act since December 31, 2000 (the documents referred to in this Section 5.05, collectively, the "Parent SEC Documents").

        (b) As of its filing date, each Parent SEC Document complied as to form in all material respects with the applicable requirements of the 1934 Act.

        (c) As of its filing date, each Parent SEC Document did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        SECTION 5.06. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Parent threatened against or affecting, Parent before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

        SECTION 5.07. Finders' Fees. Except for Broadview International LLC whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

        SECTION 5.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in conformity with GAAP (except as may be indicated in the notes thereto), and (iii) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

        SECTION 5.09. Parent Stock. All Parent Stock issuable pursuant to Sections 2.06 and 2.07 of this Agreement has been duly and validly authorized and will be, at the time of issuance, fully paid and non-assessable.

                                    ARTICLE 6
                     COVENANTS OF THE PARENT AND THE COMPANY

        SECTION 6.01. Conduct of the Company. From the date hereof until the earlier to occur of the Effective Time, or the termination of this Agreement pursuant to Section 9.01, except as contemplated by this Agreement the Company shall conduct its businesses in the ordinary course consistent with past practice and use its best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees (with the exception of terminations for cause). Without limiting the generality of the foregoing, from the date hereof until the Effective Time, without prior written authorization from Parent's Vice President of Finance, Chief Financial Officer, Corporate Counsel or Vice President of Human Resources, the Company will not (except as contemplated by this Agreement):

                (a) adopt or propose any change in its certificate of incorporation or bylaws;

                (b) merge or consolidate with any other Person or acquire a material amount of assets from any other Person;

                (c) sell, lease, license or otherwise dispose of any assets or property with a value or cost or make any payment exceeding ten thousand dollars ($10,000);

                (d) execute any sales contracts or license agreements with new customers;

                (e) amend any existing contracts or agreements, except as expressly provided in this Agreement;

                (f) effect any changes in its compensation structure;

                (g) hire any new employees;

                (h) declare, set aside or pay any dividend or other distribution with respect to the Company Capital Stock or Company Securities;

                (i) amend a material term of any outstanding Company Securities;

                (j) incur, assume or guarantee any indebtedness;

                (k) create or otherwise incur any Lien on any asset;

                (l) make any contract or commitment relating to its business or relinquish any contract or other right material to the Company, other than those transactions made in the ordinary course of business;

                (m) change its method of accounting or accounting practice;

                (n) make any capital expenditure or commitment for a capital expenditure for additions or improvements to property, plant or equipment;

                (o) change (i) any Tax election, (ii) Tax accounting period,
        (iii) method of Tax accounting, (iv) any amended Tax returns or claims for Tax refunds already filed, (v) any closing agreement already entered into, (vi) any Tax claim, audit or assessment already settled, or (vii) any right to claim a Tax refund, offset or other reduction in Tax liability already surrendered;

                (p) make any material change in pricing or royalties charged to customers or licensees; or

                (q) agree or commit to do any of the foregoing.

The Company will not (i) take or agree or commit to take any action that would make any representation or warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

        SECTION 6.02. Stockholder Meeting; Proxy Material. The Company shall either (a) cause a meeting of its Stockholders (the "Company Stockholder Meeting") to be duly called and held for the purposes of approving and adopting this Agreement and the Merger and the conversion of all outstanding shares of Company Preferred Stock into Company Common Stock (the "Preferred Stock Conversion"); or (b) request the Stockholders to consent in writing without a meeting pursuant to Section 228 of Delaware Law (the "Company Stockholder Consent") to the Merger, this Agreement and the Preferred Stock Conversion, in either case as soon as reasonably practicable, and in no event more than 20 days following the date of this Agreement. The Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Stockholders and approval of the Preferred Stock Conversion by the holders of the Company Preferred Stock. In connection with the Company Stockholder Meeting, the Company will (i) promptly prepare and thereafter mail to the Stockholders as promptly as practicable, and in no event more than 5 days following the date of this Agreement, a proxy statement and all other proxy materials for such meeting ("Proxy Materials"), which materials must be submitted for review and comments by Parent not less than 2 days prior to mailing, (ii) use its best efforts to obtain the necessary approvals by the Stockholders of this Agreement, the transactions contemplated hereby and the Preferred Stock Conversion, and (iii) otherwise comply with all legal requirements applicable to such meeting. In connection with the Company Stockholder Consent, the Company will (i) promptly prepare resolutions and related materials (the "Consent Solicitation Materials") and submit them for review and comments by Parent no more than 4 days following the date of this Agreement, (ii) use its best efforts to obtain the necessary consents by the Stockholders approving this Agreement, the transactions contemplated hereby and the Preferred Stock Conversion and (iii) otherwise comply with all legal requirements applicable to such consent solicitation. Such Proxy Materials and Consent Solicitation Materials shall not contain any untrue statement or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        SECTION 6.03. No Solicitation. The Company shall not, and shall not authorize or permit any of its officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or afford access to the business, properties, assets, books or records of the Company, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal or
(iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company.

        SECTION 6.04. Break-up Fee. If, following the date of this Agreement, an offer to acquire or merge with the Company is made by any party to an existing exclusivity agreement in effect between such party and the Company and such party successfully completes such an acquisition or merger, the Company, or its successor, shall pay the Parent a cash fee of ten million dollars ($10,000,000) simultaneously with the closing of such acquisition or merger; provided, that no such fee shall be due and payable if this Agreement is terminated by (i) Parent pursuant to Section 9.01(b); (ii) Company pursuant to Section 9.01(d); or (iii) Company and Parent pursuant to Section 9.01(a).

        SECTION 6.05. Access to Information; Confidentiality. (a) From the date hereof until the Effective Time, the Company will (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Company to cooperate with Parent in its investigation of the Company. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company hereunder.

        (b) Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.05, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transaction contemplated hereby shall be governed by the terms of the confidentiality agreement between the Company and Parent entered into effective as of May 18, 2001.

        SECTION 6.06. Public Disclosure. Unless otherwise required by law, prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld or delayed, subject, in the case of Parent, to Parent's obligation to comply with applicable securities laws and the rules and regulations of the Nasdaq National Market by issuing a press release and filing a Form 8-K with the SEC immediately following the effectiveness of this Agreement. In the event that Parent determines that it is desirable to disclose information regarding the subject matter of this Agreement pursuant to applicable law or regulation, the Company shall be afforded the opportunity to review and comment on such disclosure a reasonable period of time prior to its release.

        SECTION 6.07. Consents. The Company shall use all reasonable efforts to obtain the consents, waivers, assignments and approvals as may be required from Third Parties in connection with the transactions contemplated hereby, including without limitation those on Schedule 6.07. The Company shall promptly provide the notice required by third parties in connection with the transactions contemplated hereby, including without limitation, in connection with the Covisint Warrant, the Lockheed Warrant, and such other required notices as set forth on Schedule 6.07. The Company shall use good faith efforts to cause the Covisint Warrant to be amended (the terms and form of such amendment to be satisfactory to Parent) to provide for mandatory exercise in full one Business Day following the Effective Time and otherwise to permit the treatment set forth in Section 2.07 hereof.

        SECTION 6.08. Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

        SECTION 6.09. Notification of Certain Matters. Any party shall give notice to the other parties hereto as promptly as is reasonably practicable of
(i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time in such a manner or to such an extent as would cause the condition to the obligation of Parent and Merger Subsidiary to consummate the Merger set forth in Section 7.02(a)(ii) to fail to be satisfied, and (ii) any failure of such party to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 6.09 shall not limit or otherwise affect any remedies available to the party receiving such notice; and provided further, that no disclosure by the Company pursuant to this Section 6.09 shall be deemed to amend or supplement any Schedule hereto or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

        SECTION 6.10. Regulatory Filings.

        If either Company or Parent may determine, by written notice to the other party, that notification and report forms are required to be filed by each of Company and Parent with regard to the Merger pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), in which case, both Company and Parent shall file a notification and report form, and comply with all obligations under the HSR Act within five Business Days of such notice, and Company and Parent shall respond as promptly as practicable to any inquires or requests received from the Federal Trade Commission, the Department of Justice, any state attorney general or other governmental or regulatory body for additional information or documentation in connection with antitrust or related matters. Except as may be prohibited by law, Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with such determination that notification and report forms are required to be filed and any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with or relating to the HSR Act or any other federal or state antitrust or fair trade law.

        SECTION 6.11. Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

        SECTION 6.12. Stock Options; Certain Shares. (a) Pursuant to Section
2.06 hereof, at the Effective Time, each outstanding Company Stock Option, whether or not exercisable, will be assumed by Parent and become an option to acquire Parent Stock. After the Effective Time, Parent will issue to each holder of an outstanding Company Stock Option a notice describing the assumption of such Company Stock Option by Parent. It is intended that Company Stock Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such Company Stock Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 6.12 shall be applied consistent with such intent. Parent will reserve sufficient shares of Parent Stock for issuance under Section 2.06 hereof. Prior to the Effective Time the Company shall cause its 1997 Stock Plan to be amended as may be required to permit such assumption.

        (b) Prior to the Effective Time, the Company shall cancel the shares of Company Common Stock set forth next to the names of the individuals identified on Schedule C hereto and, in lieu thereof, grant to such individuals Company Stock Options in the amounts, and at the exercise prices, set forth thereon. Such Company Stock Options shall be subject to the customary terms and conditions of the Company's 1997 Stock plan; provided, however, that such options shall vest as provided on Schedule C.

        SECTION 6.13. Registered Offering. The parties hereto shall take all action necessary to permit any delivery of Parent Stock to Covisint pursuant to
Section 2.07(a) of this Agreement to be accomplished by means of an exemption from the registration requirements under the 1933 Act (a "Private Placement"), provided that Covisint makes all representations, warranties and covenants necessary to make such exemption available in the reasonable judgment of Parent. If the Parent Stock will be issued in a Private Placement, Parent will agree, pursuant to a registration rights agreement consistent with such agreements as Parent has entered into in connection with similar transactions, to file a registration statement covering the resale of the Parent Stock beginning on the first anniversary after the Closing, and it shall be a condition to the inclusion of any Parent Stock in such registration that the holder thereof enter into such registration rights agreement with Parent.

        SECTION 6.14. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

        SECTION 6.15. Tax Matters. (a) Without the consent of the Parent, the Company shall not make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any material amended Tax Returns or claims for Tax refunds, enter into any closing agreement, surrender any Tax claim, audit or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability surrendered, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or reducing any Tax Asset of the Company.

        (b) The Company has established in its financial statements delivered under Section 4.07, and the Schedule A Deductions reflect, an adequate accrual for all Taxes due and unpaid with respect to any period ending prior to or as of the Effective Time.

        SECTION 6.16. Indemnification.

        (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company under any indemnification provisions set forth in the Company's certificate of incorporation or bylaws, in each case as in effect on the date hereof, and under any indemnification agreements between the Company and its directors and officers as in effect on the date hereof copies of which have been provided to counsel to Parent (collectively, the "Company Indemnified Parties"). The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions with respect to exculpation and indemnification that are at least as favorable to the Company Indemnified Parties as those set forth in the Company's certificate of incorporation and bylaws, in each case as in effect on the date hereof, and no such provisions shall be amended, repealed or otherwise modified for a period of six (6) years following the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the

Company unless such amendment, repeal or other modification is required by applicable law.

        (b) The provisions of this Section 6.16 shall operate for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties, and their respective heirs, representatives, successors and assigns.

        SECTION 6.17. Employee Benefits.

        (a) As soon as practicable following the date hereof, but in any event, no later than within 3 days of the date hereof, Parent and the Company shall identify the employees of the Company who will be offered employment with Parent effective as of the Effective Time. Company will identify Company employees that will not be offered employment with Parent and shall terminate such employees within three (3) days of the date first set forth above. Each remaining employee of the Company who is offered and accepts employment with Parent is hereinafter referred to as a "Continuing Employee" and collectively, as"Continuing Employees." Each Continuing Employee shall continue to participate after the Closing Date in the Company's Employee Plans to the same extent as each such Company Employee was participating therein prior to the Closing Date, subject to terms of such Plans. As soon as reasonably practicable following the Closing Date, Parent shall take such steps as are reasonably required to provide Continuing Employees with employee benefits (including, without limitation, eligibility to participate in incentive and other bonus plans) that are substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of Parent.

        (b) To the extent permitted by the terms of Parent's plans and subject to Section 6.17(a) above, (i) each Continuing Employee shall be entitled to service credit for purposes of eligibility and vesting under all employee benefit plans of Parent for credited service time of such Continuing Employee under all corresponding employee benefit plans of the Company as of the Effective Time, (ii) any service of a Continuing Employee prior to the Effective Time which was recognized under any medical plan of the Company for purposes of medical or dental coverage shall be recognized by the corresponding employee benefit plans of Parent, and (iii) any service of a Continuing Employee prior to the Effective Time which was recognized under the Company's vacation policy shall be recognized under the vacation policy of Parent. Parent shall cause any and all pre- existing condition (or actively-at-work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any health plans of Parent to be waived with respect to each Continuing Employee and their eligible dependents, to the extent such limitations, waiting periods or evidence of insurability requirements would not have applied under the Company plan, and shall provide all Continuing Employees and their eligible dependents with credit for any co-payments, deductibles, and offsets (or similar payments) prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under an employee benefit plans of Parent in which such persons are eligible to participate after the Effective Time.

        SECTION 6.18. Excise Tax Matters. Prior to the Effective Time, the Company shall endeavor to obtain the approval of more than 75% of disinterested Stockholders with respect to all potential 280G benefits that are or may be payable to any disqualified individual in connection with or as a result of the Merger.

        SECTION 6.19. Operating Expenses. Parent agrees to make available to the Company up to $500,000 to fund operating expenses of the Company prior to the Effective Time. Company may request such funding by submitting a written request of the Company's Chief Financial Officer to Parent's Chief Financial Officer setting forth in reasonable detail the expenses to be covered and stating that the Company does not have sufficient cash available to pay the expense. Any funding made available by Parent pursuant to this Section 6.19 shall be in the form of an additional advance pursuant to the Ventro Note; provided that the amount of any such advance will not be deducted from the Merger Consideration pursuant to Section 2.02 if the Closing shall occur; and provided, further, if the Closing does not occur because this Agreement is terminated pursuant to
Section 9.01(d), then the amount of any such advance shall be forgiven.

        SECTION 6.20. Information and Computer Systems. The Company will compile the information and perform the procedures set forth in Schedule B attached hereto.

                                    ARTICLE 7
                            CONDITIONS TO THE MERGER

        SECTION 7.01. Conditions to Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

        (a) this Agreement and the Preferred Stock Conversion shall have been approved and adopted by the Company's Stockholders in accordance with Delaware Law and the certificate of incorporation of the Company;

        (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

        (c) all actions by or in respect of, or filings with, any governmental body, agency, official or authority, domestic, foreign or supranational, required to permit the consummation of the Merger shall have been taken, made or obtained; and

        (d) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administration, agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken by any administration, agency or commission or other governmental authority or instrumentality, domestic or foreign, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

        SECTION 7.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

        (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time except for (a) changes contemplated by this Agreement and (b) those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date); (iii) no Material Adverse Effect with respect to Company shall have occurred; and (iv) Parent shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Company to the foregoing effect;

        (b) The Covisint Warrant shall have been amended as required by Sections
2.07 and 6.07 hereof, or the 20-day period during which Covisint is required to make an election pursuant to Section 4.1 and Section 7 of the Covisint Warrant shall have expired or Covisint shall have made the required election;

        (c) no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Merger shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official, domestic or foreign, and be pending;

        (d) there shall not have been instituted or pending any action or proceeding (or any investigation or other inquiry that might result in such action or proceeding) by any government or governmental authority or agency, domestic, foreign or supranational, or by any other Person, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (i) seeking to restrain or prohibit Parent's ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company, or of Parent and its Subsidiaries, taken as a whole, in any case under a claim based upon antitrust or other similar laws relating to competition and restraint on trade, or (ii) that otherwise, in the judgment of Parent, relates to the transactions contemplated hereby and is likely to have a Material Adverse Effect on the Company or Parent;

        (e) there shall not have been any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any court, government or governmental authority or agency, domestic, foreign or supranational, that, in the reasonable judgment of Parent, is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iii) of paragraph(a) above;

        (f) Parent shall have received an opinion of Gray Cary Ware & Freidenrich LLP, counsel to the Company, covering the matters set forth in Exhibit A;

        (g) the Company shall have obtained each consent identified in Schedule
6.07 hereto.

        (h) the Company shall have provided each notice identified in Schedule
6.07 hereto, and all relevant notice periods shall have either lapsed or been waived in writing;

        (i) the Dissenting Shares shall constitute not more than 5% of the issued and outstanding shares of Company Common Stock;

        (j) all Warrants issued by the Company (other than the Covisint Warrant but including the warrant dated April 2, 1997 issued to Lockheed Martin Corporation) shall have been exercised for Company Common Stock or shall have expired or been cancelled without consideration as required by Section 2.07 above;

        (k) Ted Drysdale, John Lynch and Varma Kunaparaju shall have executed an agreement of employment with Parent in substantially the form previously delivered to them by Parent; and

        (l) Company shall have completed the termination of its consultants and employees as contemplated by Section 6.17(a) above.

        (m) the number represented by CCS (as defined in Section 2.02 above) shall not have decreased in an amount greater than 1% from 19,923,268 (CCS as of July 11, 2001), unless otherwise as contemplated herein;

        SECTION 7.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

        (a) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

        (b) the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto shall be true (disregarding each exception therein for materiality and Material Adverse Effect), except for such exceptions in each case as would not have a Material Adverse Effect on Parent, at and as of the Effective Time as if made at and as of such time;

        (c) the Company shall have received a certificate signed by the Chief Financial Officer or any Vice President of Parent to the foregoing effect; and

        (d) Company shall have received an opinion of Davis Polk & Wardwell, counsel to Parent, covering the matters set forth in Exhibit B.

                                    ARTICLE 8
           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

        SECTION 8.01. Survival of Representations and Warranties. All of the Company's representations and warranties in this Agreement, as modified by the Company Disclosure Schedule or in any certificate or other writing delivered by the Company pursuant to this Agreement, shall survive the Merger and continue until the date which is one year following the Closing Date (the "Expiration Date"). All of Parent's and Merger Subsidiary's representations and warranties contained herein or in any certificate or other writing delivered by Parent pursuant to this Agreement shall terminate 30 days following the Closing.

        SECTION 8.02. Indemnification; Escrow Arrangements.

        (a) Escrow Fund. As security for the indemnity provided for in this
Article 8 and by virtue of this Agreement, the Parent will deposit with the Escrow Agent the Escrow Amount without any act of any Stockholder. As soon as practicable after the Effective Time, the Escrow Amount, without any act of any Stockholder, will be deposited with the Escrow Agent (or other institution acceptable to Parent and the Stockholder Representative (as defined in this Article 8)), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein. The Escrow Agent may execute this Agreement following the date hereof, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto. The portion of the Escrow Amount contributed on behalf of each Stockholder shall be in proportion to the Merger Consideration contributed at the Closing to which such holder would otherwise be entitled under Section 2.02. The Stockholders shall indemnify and hold Parent and its officers, directors and affiliates (the "Indemnified Parties") harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation (hereinafter individually a "Loss" and collectively "Losses") incurred by Parent, its officers, directors, or affiliates (including the Surviving Corporation) directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of the Company contained in this Agreement, (ii) any failure by the Company to perform or comply with any covenant contained in this Agreement, (iii) the Company's commitments and liabilities in accordance with Generally Accepted Accounting Principles ("GAAP") at the date hereof being in excess of the amount set forth in Schedule A (such excess commitments and liabilities can be offset by a corresponding asset recordable under GAAP, (iv) any action, suit or proceeding which is pending or threatened against the Company as of the Effective Time, (v) any liabilities of the Company for Taxes attributable to a Pre- Closing Tax Period ending prior to the Closing Date which are not reserved for on Schedule A, (vi) any payments in respect of Dissenting Shares that are recoverable pursuant to Section 2.04(c) (which shall include Parent's reasonable legal and other fees incurred in connection with any appraisal proceeding), or (vii) any License Fee Make Whole which arises after the Closing Date. No Stockholder shall have any right to contribution from the Company for any claim made by Parent after the Effective Time. Notwithstanding anything in the preceding language to the contrary, and subject to the procedures set forth in paragraphs (e) and (f) of this Section 8.02, Parent may not receive any of the Escrow Amount from the Escrow Fund unless and until Officer's Certificates (as defined in paragraph (e) below) identifying Losses, which in the aggregate exceed $100,000 (the "Basket Amount"), have been delivered to the Escrow Agent as provided in paragraph (e) below in which case Parent shall be entitled to recover all Losses including the Basket Amount; provided, however, that any Loss pursuant to Sections 2.04(c) hereof shall be recoverable from the first dollar and not subject to the Basket Amount nor shall it be included in calculating whether the Basket Amount has otherwise been exceeded.

        (b) Limitation on Liability. Parent and the Company hereby agree that, except in the event of fraud, Parent's sole and exclusive recourse against the Company and the Stockholders for any Loss or claim of Losses arising out of or relating to this Agreement shall be expressly limited to the Escrow Fund and in accordance with the indemnification provisions of this Article 8.

        (c) Escrow Period; Distribution upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate, and the portion of the Escrow Amount (together with any earnings thereon) remaining in the Escrow Fund shall be distributed to Stockholders, at 5:00 p.m., P.S.T. on the Expiration Date (the "Escrow Period"); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in reasonable judgement of Parent, subject to the objection of the Stockholder Representative and the subsequent arbitration of the matter in the manner provided in Section 8.02(c) hereof, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of such Escrow Period with respect to facts and circumstances existing prior to the termination of such Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Stockholders any remaining portion of the Escrow Amount then held in the Escrow Fund not required to satisfy such claims. Deliveries of the remaining Escrow Amount to the Stockholders pursuant to this Section 8.02(c) shall be made in proportion to their respective original contributions to the Escrow Fund.

        (d) Protection of Escrow Fund; Voting. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof. The Escrow Agent is authorized to, and shall invest the Escrow Fund in a U.S. Bank Money Market account, unless otherwise directed by written notification signed by Parent and the Stockholder Representative.

        (e) Claims Upon Escrow Fund; Limitations on Claims.

                (i) Subject to subsection (f) below, thirty (30) calendar days after the Escrow Agent has received, provided such receipt is on or before the Expiration Date, a certificate signed by any officer of Parent (an "Officer's Certificate") (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such commitment anticipated liability or loss contract, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall deliver to Parent out of the Escrow Fund, as promptly as practicable, a portion of the Escrow Amount held in the Escrow Fund equal to such Losses.

                (ii) The amount of Losses for which indemnification is available to any Person under Section 8.02 (the "Indemnified Party") shall be reduced, and offset on a dollar-for-dollar basis, by any recoveries actually received by any Indemnified Party under any insurance policies or other similar indemnity payments received from third parties in respect of the subject matter giving rise to such Losses, net of any expenses of such Indemnified Person incurred in securing such recoveries ("Net Recoveries"). In the event that Parent actually receives any Net Recoveries, Parent shall (i) in the event the Escrow Period has not expired, promptly redeposit in the Escrow Fund that portion of the Escrow Amount equal in value to the amount of such Net Recoveries, or
        (ii) in the event that the Escrow Period has expired, promptly distribute to the Stockholders (in accordance with their pro rata interest in the Escrow Fund, a portion of the Escrow Amount equal in value to the amount of such Net Recoveries less administrative fees associated with such distribution.

        (f) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Stockholder Representative, and for a period of thirty
(30) calendar days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Amounts pursuant to Section 8.02 hereof unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery. After the expiration of such thirty (30) calendar day period, the Escrow Agent shall make delivery of the Escrow Amount from the Escrow Fund in accordance with Section 8.02 hereof; provided, however, that no such payment or delivery may be made if the Stockholder Representative shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) calendar day period, with a copy of such objection to be simultaneously transmitted to Parent.

        (g) Resolution of Conflicts; Arbitration.

                (i) In case the Stockholder Representative shall object in writing to any claim or claims made in any Officer's Certificate, such Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute the Escrow Amount from the Escrow Fund in accordance with the terms thereof.

                (ii) If no such agreement can be reached after good faith negotiation, either Parent or the Stockholder Representative may demand arbitration of the matter unless the amount of the damage or Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and such Stockholder Representative. In the event that within thirty (30) days after submission of any dispute to arbitration, Parent and such Stockholder Representative cannot mutually agree on one arbitrator, Parent and such Stockholder Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgement of the arbitrator or majority of the arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

                (iii) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in the County of Santa Clara, California, in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

        (h) Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand in excess of $250,000 against the Escrow Fund, Parent shall notify the Stockholder Representative of such claim, and the Stockholders shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Stockholder Representative, no settlement of any such claim with third-party claimants shall be determinative of the amount of any claim against the Escrow Fund. In the event that the Stockholder Representative has consented to any such settlement, the Stockholders shall have no power or authority to object under any provision of this Article 8 to the amount of any claim by Parent against the Escrow Fund with respect to such settlement.

        (i) Escrow Agent's Duties.

                (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Stockholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

                (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                (v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by the Escrow Agent in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

                (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Amount and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow

        Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Amount held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

                (vii) The parties hereto and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of the Escrow Agent's duties under this Agreement, including but not limited to any Litigation arising from this Agreement or involving its subject matter other than arising out of its negligence or willful misconduct.

                (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) calendar days written notice to the parties hereto; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties hereto shall use all reasonable efforts to mutually agree on a successor escrow agent within thirty (30) calendar days after receiving such notice. If the parties hereto fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and the terms of this Article 8 and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

        (j) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent attached hereto as Exhibit C. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties hereto request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

        (k) Consequential Damages. In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damages and regardless of the form of action.

        (l) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

        SECTION 8.03. Stockholder Representative.

        (a) In the event that the Merger is approved, effective upon the Closing, and without further act of any stockholder, Ram Sriram shall be appointed as agent and attorney-in-fact (the "Stockholder Representative") for each Stockholder, for and on behalf of the Stockholders, to give and receive notices and communications, to authorize delivery to Parent of Escrow Amounts from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing. Such agency may be changed by the Stockholders from time to time upon not less than thirty (30) calendar days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a majority in interest in the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Stockholder Representative may be filled by approval of the holders of a majority in interest in the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive compensation for his or her services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Stockholders.

        (b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment; and any act done or omitted pursuant to the reasonable advice of counsel shall be conclusive evidence of such good faith. The Stockholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholders.

        (c) A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision, act, consent or instruction of all Stockholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each and every such Stockholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

        (d) Immediately prior to the termination of the Escrow Period and prior to the delivery of any shares of Escrow Amounts held in the Escrow Fund to the Stockholders, and to the extent that there are Escrow Amounts remaining in the Escrow Fund at that time that are not subject to claims of the Parent, the Stockholder Representative shall be entitled to receive from the Escrow Fund that portion of the Escrow Amount with a value equal to the Stockholder Representative's expenses in reimbursement for services rendered to the Stockholders hereunder, or if there is not enough remaining in the Escrow Fund at such time that equal such expenses, then the Stockholder Representative shall be entitled to such lesser remaining in the Escrow Fund.

                                    ARTICLE 9
                                   TERMINATION

        SECTION 9.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Stockholders):

        (a) by mutual written agreement of the Company and Parent;

        (b) by either the Company or Parent, if:

                (i) the Merger has not been consummated on or before September 30, 2001 (the "End Date"), provided that the right to terminate this Agreement pursuant to this Section 9.01 shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

                (ii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining Company or Parent from consummating the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable;

        (c) by Parent, if (i) a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 7.02 not to be satisfied, and such condition is incapable of being satisfied by the End Date or (ii) the Company shall have willfully and materially breached its obligations under Sections 6.01, 6.02, 6.03, 6.04, 6.07, 6.15, 6.17 and 6.20; or

        (d) by the Company, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 7.03 not to be satisfied, and such condition is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give written notice of such termination to the other party.

        SECTION 9.02. Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this
Section 9.02 and Sections 6.04, 6.05(b), 6.06 and Article 10 shall survive any termination hereof pursuant to Section 9.01.

                                   ARTICLE 10
                                  MISCELLANEOUS

        SECTION 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

        if to Parent or Merger Subsidiary, to:

             Ventro Corporation
             1500 Plymouth Street
             Mountain View, California 94043
             Attention: Chief Financial Officer
             Fax: (650) 567-7504

             with a copy to:

             Davis Polk & Wardwell
             1600 El Camino Real
             Menlo Park, CA 94025
             Attention: Daniel G. Kelly
             Fax: (650) 752-2113

        if to the Company (prior to the Effective Time), to:

             Nexprise, Inc.
             2518 Mission College Boulevard, Suite 101
             Santa Clara, CA 95054
             Attention: Chief Executive Officer
             Fax: (408) 327-0333
        with a copy to:

             Gray Cary Ware & Freidenrich LLP
             400 Hamilton Avenue
             Palo Alto, CA 94301
             Attention: Eric Wang
             Fax: (650) 328-3029

        if to the Stockholder Representative, to:

             Ram Sriram
             10555 Orange Tree Lane
             Cupertino, CA 95014
             Fax: (801) 340-0552

        with a copy to:

             Gray Cary Ware & Freidenrich LLP
             400 Hamilton Avenue
             Palo Alto, CA 94301
             Attention: Eric Wang
             Fax: (650) 328-3029

        if to the Escrow Agent, to:

             U.S. Bank Trust, National Association
             One California Street, Suite 2550
             San Francisco, CA 94111
             Attention: Ann Gadsby
             Fax: (415) 273-4591

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

        SECTION 10.02. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the adoption of this Agreement by the Stockholders and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for any shares of Company Common Stock.

        (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        SECTION 10.03. Expenses. Except as otherwise provided in Section 2.02, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

        SECTION 10.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of their Affiliates, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment will not relieve Parent or Merger Subsidiary of its obligations hereunder.

        SECTION 10.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California, without regard to the conflicts of law rules of such state.

        SECTION 10.06. Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Northern District of California or any California State court sitting in California, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of California, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 hall be deemed effective service of process on such party.

        SECTION 10.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        SECTION 10.08. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

        SECTION 10.09. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

        SECTION 10.10. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                            VENTRO CORPORATION


                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:


                                            NEXPRISE, INC.


                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:


                                            NEPTUNE MERGER CORP.


                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:


                                            STOCKHOLDER REPRESENTATIVE


                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:


                                            ESCROW AGENT


                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

                                                                       EXHIBIT A

                           FORM OF OPINION OF COUNSEL
                                 TO THE COMPANY

        This opinion will be preceded by precatory language containing customary qualifications and limitations to the opinions given in the following paragraphs, which language will include, but not be limited to, an exclusion of the enforceability of (a) the no shop provisions of Section 6.03(ii) of the Merger Agreement, (b) the amount of the break-up fee set forth in Section 6.04 of the Merger Agreement and (c) any non-compete provisions entered into in connection with the Merger or the transactions contemplated thereby.

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to carry on its businesses as now conducted and as proposed to be conducted as of the date hereof. The Company is duly qualified to do business as a foreign corporation in California.

2. The execution, delivery of the Merger Agreement and performance by the Company of its obligations under the Merger Agreement and the consummation of the transactions contemplated thereby are within the Company's corporate powers and have been duly authorized by all necessary corporate action on the part of the Company and its shareholders.

3. The Merger Agreement constitutes a valid and binding agreement of the Company.

4. The execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby require no action by or in respect of, or filing with, any governmental body, agency or official other than the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State.

5. Except as disclosed on the Company's Schedule of Exceptions, the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby do not and will not
     (i) violate the certificate of incorporation or bylaws of the Company, (ii) to our Knowledge violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) except as listed in Schedule 4.10 of the Company's Schedule of Exceptions, require any


                                    Exhibit A
     consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under any provision of any agreement or other instrument binding upon the Company or (iv) result in the creation or imposition of any Lien on any asset of the Company. To our knowledge, the Company is free of any restriction from entering into the Merger Agreement and performing its obligations thereunder based on any existing exclusivity agreement or other agreement in effect between the Company and a Third Party.

6. The authorized capital stock of the Company consists of (i) 32,100,000 shares of authorized Common Stock, $.001 par value, of which 6,952,597 shares are issued and outstanding at the date of the Agreement and (ii) 14,962,188 shares of authorized Preferred Stock, $.001 par value, of which 6,172,086 shares are designated Series A Preferred Stock, all of which were issued and outstanding at the date of the Agreement, and 8,790,102 shares designated Series B Preferred Stock, of which 7,253,585 were issued and outstanding at the date of the Agreement. There are outstanding warrants to purchase [_________] shares of Company Common Stock. As of the date hereof, each share of Company Preferred Stock has been duly converted into one share of Company Common Stock. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the certificate of incorporation or bylaws of the Company, or any agreement to which the Company is a party or by which it is bound and have been issued in compliance with federal and state securities laws. The Warrants were duly and validly issued and were issued in compliance with federal and state securities law, the Company Capital Stock issuable upon exercise of the Warrants has been duly reserved and, upon exercise, would be validly issued, fully paid and non-assessable.

7. The Company and Covisint have duly and validly amended the Covisint Warrant as set forth under Sections 2.07 of the Agreement. [The clause to be removed in this opinion of counsel to Company if the Covisint Warrant is not amended.]

8. The Company has reserved 4,755,545 shares of Company Common Stock for issuance to employees and consultants pursuant to the Option Plan, of which 2,423,875 shares are outstanding pursuant to option exercises through the date hereof, 1,350,703 shares are exercised, vested and subject to repurchase, 1,904,092 shares are subject to outstanding unexercised


                                    Exhibit A
     options as of the date hereof and 427,578 shares remain available for future grant as of the date hereof. The Option Plan was duly adopted by all necessary corporate action on the part of the Company. The options were duly and validly granted in compliance with federal and state securities law and the Company Common Stock issuable upon exercise of the options will be validly issued, fully paid and non-assessable. All corporate action on the part of the Company has been taken so that Parent can assume all outstanding options in accordance with the terms of the Agreement.

9. Except as set forth on the Company's Schedule of Exceptions, to our knowledge, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or threatened against or affecting, the Company or any of its respective properties before any court or arbitrator or any governmental body, agency or official, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by the Merger Agreement.


                                    Exhibit A

                                                                       EXHIBIT B

                           FORM OF OPINION OF COUNSEL
                                  TO THE PARENT


1. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

2. The execution, delivery and performance by Parent and Merger Subsidiary of the Merger Agreement and the consummation of the transactions contemplated thereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. The Merger Agreement constitutes a valid and binding agreement of Parent and Merger Subsidiary.

3. The execution, delivery and performance by Parent and Merger Subsidiary of the Merger Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated thereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State.

4. The execution, delivery and performance by the Parent of the Merger Agreement and the consummation of the transactions contemplated thereby do not and will not (i) violate the certificate of incorporation or bylaws of the Parent or (ii) to our knowledge, violate any application law, rule, regulation, judgment, injunction, order or decree.

5. To our knowledge, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or threatened against or affecting, the Parent or any of its respective properties before any court or arbitrator or any governmental body, agency or official, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by the Merger Agreement.


                                    Exhibit B

                     Index of omitted Exhibits and Schedules

Registrant agrees to supplementally furnish to the Commission, upon its request, a copy of any of the below listed omitted schedules.

-------------------------------------------------------------------------------
Item             Title                         Description
-------------------------------------------------------------------------------
Exhibit C        Escrow Agent Fee Schedule     Summary of fees to be paid for
                                               escrow services.
-------------------------------------------------------------------------------
Schedule A       Net Liabilities               Summary of liabilities of the
                                               Company as of the effective date.
-------------------------------------------------------------------------------
Schedule B       Company Information and       List of certain procedures for
                 Procedures                    the Company to follow with
                                               respect to its Information
                                               Technology assets.
-------------------------------------------------------------------------------
Schedule C       Cancellation of Company       Description of option grants made
                 Stock; Grant of Company       to certain executives of Company.
                 Stock Options
-------------------------------------------------------------------------------